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                                                                    EXHIBIT 21.1

                    SUBSIDIARIES OF CYBEROAD.COM CORPORATION
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Cyberoad.com (Isle of Man) Ltd., a corporation existing under the laws of Isle of Man

Sistemas de Informacion Tecnologica, a corporation existing under the laws of Costa Rica

Informacion y Tecnologia Canadiense, a corporation existing under the laws of Costa Rica

Ebanx Limited, a Nevada corporation

Ecomm Relationship Technologies (IOM) Limited, a corporation existing under the laws of Isle of Man